SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2005

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-33023	86-0982792
(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

(610) 660-6690

(Registrant’s Telephone Number, Including Area Code)

(former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 1, 2005, Duska Therapeutics, Inc. (the “Company”) entered into an agreement with Investor Relations International (“IRI”) under which IRI will provide investor relations services to the Company. The agreement will have a term of one year, subject to earlier termination at the discretion of the Company. In consideration of IRI entering into the agreement, the Company issued IRI the warrants described in Item 3.02 below, and the Company will pay IRI a monthly fee of $7,500 for its services under the agreement. The Company also agreed to pay IRI a finders fee equal to 5% of the amount of any financing or other consideration received by the Company within a specified period from any third party introduced to the Company by IRI who invests in the Company or enters into certain other specified transactions with the Company.

Item 3.02	Unregistered Sales of Equity Securities

On October 1, 2005, the Company agreed to issue IRI warrants to purchase a total of 1,500,000 shares of the Company’s common stock in consideration of IRI’s agreeing to enter into the investor relations services agreement described in Item 1.01 above. The warrants are fully vested upon issuance, expire on December 31, 2006 and have an exercise price of $0.50 per share for 500,000 of the shares, $0.75 per share for an additional 500,000 of the shares and $2.00 per share for the remaining 500,000 shares. The warrants do not include a cashless exercise provision. The warrants were issued by the Company in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg
Amir Pelleg, Ph.D. President

Dated: October 5, 2005